Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156562 on Form S-3 of our reports dated March 31, 2009, relating to the consolidated financial statements and financial statement schedules of Behringer Harvard REIT I, Inc. appearing in this Annual Report on Form 10-K of Behringer Harvard REIT I, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 31, 2009